Exhibit 23.2

August 27, 2024

Boards of Directors
Magnolia Bancorp, Inc.
Mutual Savings and Loan Association
2900 Clearview Parkway

Metairie, Louisiana 70006

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, and any amendments thereto, to be filed with the Office of the Comptroller of the Currency, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filings including the prospectus and proxy statement/prospectus of Magnolia Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus and proxy statement/prospectus.

Sincerely,

RP® FINANCIAL, LC.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com